Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Volato Group, Inc. on Form S-8 of our report dated February 24, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of PROOF Acquisition Corp. I as of December 31, 2022 and 2021 and for the year ended December 31, 2022 and for the period from March 16, 2021 (inception) through December 31, 2021 appearing in the Annual Report on Form 10-K of PROOF Acquisition Corp. I for the year ended December 31, 2022. We were dismissed as auditors on December 5, 2023, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in the registration statement for the periods after the date of our dismissal.

Hartford, CT
February 5, 2024